    Attachment A / Pegasus Communications Corp. ("Pegasus"or "the Company")

SUMMARY: On May 5, 2000, Pegasus acquired Golden Sky Holdings, Inc. As a result of this acquisition, the reporting entities, Alta Subordinated Debt Partners
III, L.P. ("Alta Sub Debt III"), Alta Communications VI, L.P. ("Alta VI") and
Alta Comm S by S, LLC ("Alta S by S"), as shareholders of Golden Sky, were issued shares of Pegasus' Class A Common Stock. Also in connection with the acquisition, these Golden Sky shareholders (the three entities listed above) and entities affiliated with Spectrum Equity Investors ("Spectrum") and Fleet
Venture Resources ("Fleet") entered into an amended and restated Voting
Agreement dated May 5, 2000. As parties to this agreement, they may be deemed to share voting power with respect to the shares owned by these shareholders. Alta
Sub Debt III, Alta VI and Alta S by S disclaim all beneficial ownership of the shares held by Spectrum and Fleet. Please refer to this Amended Voting Agreement which was filed as an exhibit to the Schedule 13D and received by the SEC on
5/15/00.

     At April 14, 2004, the beneficial ownership, giving effect to any stock distribution activities and related to the entities who are still party to the
Voting Agreement, is as follows (share amounts reflect the 10-for-1 reverse split effected 12/31/02):

          Voting Agreement Party                 Common Shares
          ----------------------                 -------------
          Alta Subordinated Debt Ptrs III, L.P         112,910
          Alta Communications VI  L.P.                 187,803
          Alta Comm S by S, LLC                          4,277
          Entities affiliated with Pegasus           1,219,073
                                                    ----------
                                                     1,524,063 Total common shares (as reported
                                                               on the Company's 10-K filed on 3/15/04)

     Burr, Egan, Deleage & Co. directly or indirectly provides investment advisory services to various venture capital funds including Alta Sub Debt III.
The General Partner of Alta Sub Debt III exercises sole voting and investment power with respect to the securities held by the fund.

     Alta Communications, Inc. directly or indirectly provides investment advisory services to several venture capital funds including Alta VI and Alta S by S. The respective general partner of Alta VI and the members of Alta S by S exercise sole voting and investment powers with respect to the securities held by the funds.

     The General Partners of Alta Subordinated Debt Management III, L.P. (which is the general partner of Alta Sub Debt III) may be deemed to share voting and investment powers for the securities held by the fund. Likewise, the General
Partners of Alta Communications VI Management Partners, L.P. (which is the general partner of Alta VI) and the members of Alta S by S may be deemed to share voting and investment powers with respect to the securities held by these respective funds. These general partners and members disclaim beneficial ownership of all such securities held by the fund except to the extent of their proportionate pecuniary interests therein.

     On April 15, 2004, the aforementioned Voting Agreement was terminated. Also on April 15, 2004, all shares of Alta Sub Debt III were distributed to its 1)
general partner, Alta Subordinated Debt Management III L.P. (which received
17,299 shares) and 2) its various limited partners (which received 95,611 shares). Also on this date, all shares held by Alta VI were distributed to its
1) general partner, Alta Communications VI Management Partners, L.P. (which received 27,337 shares) and 2) its various limited partners (which received
160,466 shares). As a result of these distributions, there are no longer any shares held in either of the funds' names. Alta S by S continues to be the beneficial owner of 4,277 shares.

     Mr. Robert Benbow, a director of the company, is a General Partner of Alta
Subordinated Debt Management III, L.P. and also a General Partner of Alta
Communications VI Management Partners, L.P. As a general partner of these two funds, he may be deemed to share voting and investment powers with respect to the shares held by each fund. Mr. Benbow disclaims beneficial ownership of the shares held by these funds except to the extent of his proportionate pecuniary interests therein. Mr. Benbow disclaims beneficial ownership to all the shares held by Alta S by S. Mr. Benbow also owns Director's Stock Options totaling
23,515 shares (post-split) of Common Stock as of 4/15/04. Mr. Benbow also resigned from the Board of Directors on April 15, 2004.